Exhibit 10.2

Promissory Note

FACE AMOUNT	$1,500,000
NOTE NUMBER	ELY001
ISSUANCE DATE	April 4, 2008
MATURITY DATE	January 3, 2010

FOR VALUE RECEIVED, US Biodefense, Inc., a Utah corporation (the ”Company”), (OTCBB: USBF) hereby promises to pay FTS Group, Inc., a Nevada corporation (the “Holder”) (OTCBB: FLIP) by January 3, 2010, (the ”Maturity Date”), or earlier, the amount of one million five hundred thousand US dollars ($1,500,000) U.S., at such times and on such terms and conditions as are specified herein.

Article 1                      Method of Payment

This Note must be surrendered to the Company in order for the Holder to receive payment of the principal amount hereof. The Company may draw a check or wire transfer the funds for payment to the order of the Holder of this Note and mail it to the Holder’s address as follows:

FTS Group, Inc.
300 State Street East, Suite 226
Oldsmar, Florida 34677

Article 2                      Payments

The Company shall make minimum monthly payments of $125,000 beginning 30 days after the Company has closed a financing of at least $250,000 dollars. If no financing has been closed by the Maturity Date, this Note will be convertible into common shares as described in Article 3.

Article 3                      Conversion Rights

If the Company has been declared in default of any monthly payments and has not cured the default within seven business days, the Holder will have the right to convert the defaulted payment on the Note from time to time into shares of the Company’s common stock at a conversion rate of 70% of the closing price of the Company’s common stock as reported on the OTCBB market for the five trading days prior to a written conversion notice being issued to the Company (the “Default Conversion Rate”). The Holder retains the right to convert up to 15% of the outstanding balance under the Note into shares of the Company’s common stock at any time after 90 days from the issuance date of this Note at a rate of 85% of the average closing price of the Company’s common stock as reported to the OTCBB market for the five trading days prior to the conversion request.

Article 4                      Event of Default

The Company may be declared in default by the Holder if a scheduled monthly payment is not received within seven business days of the due date. The Holder shall notify the Company in writing notifying it of the event of default. The Company will have seven business days to cure the default. In the event that the event of default has not been cured, a default simple interest rate of 15% per annum will be applied to any amounts under the Note for which payment has not been made after such cure period has passed (the “Default amount”) until full payment is made in cash or stock. Further, after the cure period, the Holder retains the option to convert the Default Amount into shares of the Company’s common stock at the Default Conversion Rate.

Article 5                      Assignment

This Note is assignable by the Holder under the same terms and conditions described in this Note.

Article 6                      Governing Law

The validity, terms, performance and enforcement of this note shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Florida applicable to agreements that are negotiated, executed, delivered and performed solely in the State of Florida.

Article 7                      Litigation

The parties to this agreement will submit all disputes arising under this agreement to arbitration in Pinellas County, Florida. Before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the State of Florida. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this Article.

IN WITNESS WHEREOF, the Company has duly executed this Note as of the date first written above.

The Company
US Biodefense, Inc.

By:     /s/ Scott Gallagher
Name: Scott Gallagher
Title:   Chairman and Chief Executive Officer